Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UICI

(Exact name of registrant as specified in its charter)

DELAWARE	75-2044750
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

9151 GRAPEVINE HIGHWAY
NORTH RICHLAND HILLS, TX	76180
(Address of principal executive offices)	(Zip Code)

UICI AGENTS’ TOTAL OWNERSHIP PLAN I
AND UICI AGENCY MATCHING TOTAL OWNERSHIP PLAN I

UICI AGENTS’ TOTAL OWNERSHIP PLAN II
AND UICI AGENCY MATCHING TOTAL OWNERSHIP PLAN II

UICI AGENTS’ CONTRIBUTION TO EQUITY PLAN I
AND UICI MATCHING AGENCY CONTRIBUTION PLAN I

UICI AGENTS’ CONTRIBUTION TO EQUITY PLAN II
AND UICI MATCHING AGENCY CONTRIBUTION PLAN II

(Full title of the Plan)

Glenn W. Reed, Esq.
Executive Vice President and General Counsel
UICI
9151 Grapevine Highway
North Richland Hills, TX 76180
(817) 255 5419
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy of all communications to:
Robert J. Joseph, Esq.
Jones Day
77 W. Wacker Drive, Suite 3500
Chicago, IL 60601

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate
To be	To be	Price	Offering	Amount of
Registered	Registered (1) (3)	Per Share (2)	Price	Registration Fee
Common Stock, $0.01 par value	10,125,000	$21.99	$222,648,750	$28,210

(1)	In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional securities in order to adjust the number of securities reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar transaction affecting the common stock.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h), on the basis of the average of the high and low sales prices of UICI Common Stock on June 24, 2004.

(3)	25,000 shares to be registered pursuant to UICI Agents’ Total Ownership Plan I and 100,000 shares to be registered under the UICI Agency Matching Total Ownership Plan I; 3,000,000 shares to be registered pursuant to UICI Agents’ Total Ownership Plan II and 3,000,000 shares to be registered under the UICI Agency Matching Total Ownership Plan II; 1,650,000 shares to be registered pursuant to UICI Agents’ Contribution to Equity Plan I and 1,650,000 shares to be registered under the UICI Matching Agency Contribution Plan I; and 350,000 shares to be registered pursuant to UICI Agents’ Contribution to Equity Plan I and 350,000 shares to be registered under the UICI Matching Agency Contribution Plan I.

S-2

PART II

Note: This Registration Statement covers up to 10,125,000 shares of the Registrant’s Common Stock, $0.01 par value per share, to be delivered from time to time in accordance with the terms of the Registrant’s stock accumulation plans established for the benefit of the independent insurance agents associated with UGA - Association Field Services and Cornerstone America (divisions of The MEGA Life and Health Insurance Company and Mid-West National Life Insurance Company of Tennessee respectively) and the independent field service representatives associated with Performance Driven Awards, Inc. and Success Driven Awards, Inc. (subsidiaries of UICI). The stock accumulation plans provide that shares of the Registrant’s Common Stock to be delivered to participants may be newly issued shares, shares acquired on the open market and/or shares purchased from plan participants, in each case as determined by the administrator of the plans in its sole discretion. UICI currently serves as the administrator of the plans. The Registrant has historically funded, and currently intends to continue to fund, the stock accumulation plans with shares of its Common Stock acquired in open market transactions. Accordingly, the Registrant does not currently anticipate that the delivery of shares of its Common Stock in accordance with the stock accumulation plans will be dilutive to the current holders of the Registrant’s Common Stock.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 12, 2004, February 19, 2004, April 29, 2004, May 14, 2004, May 28, 2004 and June 9, 2004; and

(d)	Form 8-A for registration of certain classes of securities pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 as filed on April 22, 1999, which contains a description of the Registrant’s Common Stock, $0.01 par value.

     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date hereof, and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     The consolidated financial statements and schedules of UICI for the years ended December 31, 2003 and 2002 appearing in UICI’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of UICI for the year ended December 31, 2001 appearing in UICI’s annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The legality of the shares of the common stock of UICI to be issued in connection with the UICI Plans is being passed upon for UICI by Glenn W. Reed, Executive Vice President and General Counsel of UICI. At June 15, 2004, Mr. Reed was the beneficial owner of 94,589 shares of UICI common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations. Article VIII of the registrant’s by-laws (i) authorizes the indemnification of directors and officers (the “Indemnitees”) under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933 as amended.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. EXHIBITS

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1(i)(a) to the Registrant’s Form S-8 (File No. 333-85113), filed August 13, 1999).

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2(A) to Registrant’s Quarterly Report on Form 10-Q (File No. 001-14953), for the quarter ended March 31, 2004).

5	Opinion of Counsel regarding legality of securities.

23.1	Auditors’ Consent.

23.2	Auditors’ Consent

23.3	Consent of Counsel (included in Exhibit 5).

24	Power of attorney.

ITEM 9. UNDERTAKINGS

A. Updating Disclosure

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Subsequent Exchange Act Documents.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Richland Hills, State of Texas.

UICI

By:	/s/ GLENN W. REED

Glenn W. Reed,
Executive Vice President and General Counsel

Date: June 25, 2004

Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE

RONALD L. JENSEN* Ronald L. Jensen, Chairman of the Board and Director June 25, 2004
WILLIAM J. GEDWED* William J. Gedwed, President, Chief Executive Officer and Director June 25, 2004
MARK D. HAUPTMAN* Mark D. Hauptman Vice President and Chief Financial Officer (Chief Financial and Accounting Officer) June 25, 2004
/s/ GLENN W. REED Glenn W. Reed Executive Vice President, General Counsel and Director June 25, 2004
RICHARD T. MOCKLER* Richard T. Mockler, Director June 25, 2004

MURAL R. JOSEPHSON* Mural R. Josephson, Director June 25, 2004
MICK THOMPSON* Mick Thompson, Director June 25, 2004
DENNIS C. McCUISTION* Dennis C. McCuistion, Director June 25, 2004
*By: /s/ GLENN W. REED
Glenn W. Reed, (Attorney-in-Fact) June 25, 2004

EXHIBIT INDEX

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1(i)(a) to the Registrant’s Form S-8 (File No. 333-85113), filed August 13, 1999).

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2(A) to Registrant’s Quarterly Report on Form 10-Q (File No. 001-14953), for the quarter ended March 31, 2004.

5	Opinion of Counsel regarding legality of securities.

23.1	Auditors’ Consent.

23.2	Auditors’ Consent.

23.3	Consent of Counsel (included in Exhibit 5).

24	Power of attorney.